Exhibit 3.1

CERTIFICATE OF AMENDMENT OF ATRICLES OF INCORPORATION 2UOnline.com, Inc. A Delaware Corporation

The undersigned, Robert Klein, President of 2UOnline.com, Inc. does hereby certify that at a Special Meeting of the Board of Directors held at the offices of the Corporation on January 2, 2003, at which a quorum was present, the following resolutions were duly passed:

RESOLVED:     The Corporation's authorized capital stock consists of
100,000,000 shares of common stock with $0.0001 par value per share, of which 40,547,500 shares are currently issued and outstanding.

RESOLVED:    Effective January 2, 2003, the Board of Directors does
hereby declare a One-for-Ten reverse stock split of all of this Corporation's outstanding common stock without any change in par value for the shares of common stock of this Corporation.

RESOLVED:    Pursuant to the Section 242 of the General Corporation
Law of Delaware, there is no statutory requirement that an amendment to the Corporation's Articles of Incorporation be filed to effect the above referenced reverse stock split since the stock split does not include a change in the authorized capital or par value.

RESOLVED:    Stockholder approval required to effect the reverse
stock split pursuant to Section 222 of the General Corporation Law of Delaware has been obtained.

RESOVLED:    That in connection with such reverse split, in the event
of fractional shares, there shall be no fractional shares or scrip certificates issued and all fractional shares be rounded to the nearest whole and delivered in accordance with the reverse stock split.

RESOLVED:    That the One-for-Ten reverse stock split be effective as
of January 8, 2003.

RESOLVED:   That the officers of the Corporation and each of them is
authorized and empowered to arrange for and purchase new stock certificates of the Corporation to be issued to shareholders and to represent the Common Stock of this Corporation issuable pursuant to the One-for-Ten stock split and such share certificates, as determined by the officers, shall be deemed to be the shares of this corporation.

RESOLVED: That the officers of the Corporation and each of them is authorized and empowered to do such things and execute such documents as may be necessary in order to effectuate the purposes of the foregoing resolutions.

        I, the undersigned, President of 2Uonline.com, Inc. DO HEREBY CERTIFY that the foregoing is a true, complete and accurate copy of resolutions duly adopted by the Board of Directors of said Corporation at a special meeting held on the aforementioned day, at which a quorum of the Directors were present; and I do further certify that these resolutions have not been altered, amended and they are now in full force and effect.

        Witness my hand and the Seal of the Corporation on this 2nd day of January 2003.



                                                /s/
DATED:  January 2, 2003                         ------------------
                                                 By: Robert Klein
                                                 Its: President





ATTEST:




/s/-------------------
By: Ferdinand Marehard
Its: Secretary